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                                                                    EXHIBIT 16.1

September 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Amendment No. 1 to Form 8-K dated September 24, 2003, of eXegenics Inc., and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Ernst & Young LLP